UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

FORTIVE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

FORTIVE CORPORATION

6920 Seaway Blvd

Everett, WA 98203

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 3, 2025

The following information supplements and amends the proxy statement of Fortive Corporation (the “Company”) filed with the U.S. Securities and Exchange Commission on April 21, 2025 (the “Proxy Statement”) and furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the 2025 Annual Meeting of Shareholders to be held on June 3, 2025, and any adjournment or postponement thereof. Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined herein have the respective meanings given to them in the Proxy Statement.

The Company is filing this Supplement to clarify the treatment of broker non-votes and the approval requirements.

The text below replaces, in its entirety, the text under the heading “Approval Requirements” on page 101 of the Proxy Statement:

If a quorum is present, the vote required under the Company’s Amended and Restated Bylaws and the Restated Certificate of Incorporation to approve each of the proposals is as follows:

•
With respect to Proposal 1, the election of directors, you may vote “for” or “against” any or all director nominees or you may abstain as to any or all director nominees. In uncontested elections of directors, such as this election, a nominee is elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. A vote to abstain or broker non-vote is not treated as a vote “for” or “against,” and thus will have no effect on the outcome of the vote. Under our director resignation policy, our Board will not appoint or nominate for election to the Board any person who has not tendered in advance an irrevocable resignation effective in such circumstances where the individual does not receive a majority of the votes cast in an uncontested election and such resignation is accepted by the Board. If an incumbent director is not elected by a majority of the votes cast in an uncontested election, our Nominating and Governance Committee will submit for prompt consideration by the Board a recommendation whether to accept or reject the director’s resignation. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

•
With respect to Proposals 2, 3, 4, and 5, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal is required for approval. For these proposals, abstentions are counted for purposes of determining the minimum number of affirmative votes required for approval and, accordingly, have the effect of a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote with respect to Proposals 2-5 (Proposal 4 is considered a “routine” matter, as to which there are expected to be no broker non-votes).

Except as described above, this Supplement does not modify, amend, supplement, or otherwise affect the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. Information on how to vote your shares, or change or revoke your prior vote, is available in the Proxy Statement.